CUSIP No. 37229P507	Schedule 13G	Page 10 of 10 Pages

EXHIBIT 99.01

JOINT FILING AGREEMENT

     Each of the undersigned hereby agrees and consents that the Schedule 13G filed herewith (the “Schedule 13G”) is filed on behalf of each of them pursuant to the authorization of the undersigned to make such filing and that such Schedule 13G is filed jointly on behalf of each of them, pursuant to Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, including Rule 13d-1(k)(1). Each of the undersigned hereby agrees that such Schedule 13G is, and any further amendments to the Schedule 13G will be, filed on behalf of each of the undersigned. Each of the persons is not responsible for the completeness or accuracy of the information concerning the other persons making this filing unless such person knows or has reason to believe that such information is inaccurate. This agreement may be signed in counterparts. This agreement is effective as of February 14, 2004.

THOMPSON CLIVE INVESTMENTS PLC

By:	/s/ C. E. Fitzherbert

Name: C. E. Fitzherbert
Title: Alternate Director

By:	/s/ S. A. Thompson

Name: S. A. Thompson
Title: Company Secretary

HSBC INTERNATIONAL TRUSTEE FOR
THOMPSON CLIVE INTERNATIONAL

By:	/s/ Paul J. LeMoine

Name: Paul J. LeMoine
Title: Authorized Signatory

By:	/s/ Julie F. Cameron

Name: Julie F. Cameron
Title: Authorized Signatory

BATH STREET NOMINEES LTD. FOR THOMPSON CLIVE GROWTH INDUSTRIES FUND

By:	/s/ W. T. Chatterley

Name: W. T. Chatterley
Title: Authorized Signatory

By:	/s/ S. Chittenden

Name: S. Chittenden

THOMPSON CLIVE (JERSEY NO. 3) LTD. AS MANAGER OF THOMPSON CLIVE GROWTH INDUSTRIES FUND

By:	/s/ M. W. Richardson

Name: M. W. Richardson
Title: Director

By:	/s/ Graeme Ross

Name: Graeme Ross
Title: Secretary